Exhibit 99

       Gateway Financial Holdings, Inc. Announces Commencement of Trading
                      on the NASDAQ National Market System

    ELIZABETH CITY, N.C., Sept. 9 /PRNewswire-FirstCall/ -- Gateway Financial Holdings, Inc. (Nasdaq: GBTS), the holding company for Gateway Bank & Trust Co., announced that its common stock began trading today on the NASDAQ National Market under the symbol "GBTS". The Company's common stock was quoted and traded on the NASDAQ SmallCap Market under the symbol "GBTS" through September 8, 2004.

    "This is an important occasion for Gateway and its shareholders. We believe listing on the NASDAQ National Market will enhance the liquidity of our stock and the visibility of our company in the investment community," stated D. Ben Berry, Chairman, President and CEO of Gateway.


    About the Company

    Gateway Financial Holdings, Inc., with $397 million in assets as of June 30, 2004, is a fast-growing financial services company headquartered in Elizabeth City, North Carolina. It is the parent company of Gateway Bank & Trust Co., a full-service community bank with a total of twelve offices in Elizabeth City (2), Edenton, Kitty Hawk, Nags Head, Plymouth and Roper, North Carolina, and in Chesapeake (2) and Virginia Beach (3), Virginia. The Bank also provides insurance through its Gateway Insurance Services, Inc. subsidiary and brokerage services through its Gateway Investment Services, Inc. subsidiary. Visit the Corporation's web site at http://www.gatewaybankandtrust.com .



SOURCE  Gateway Financial Holdings, Inc.
    -0-                             09/09/2004
    /CONTACT: D. Ben Berry, Chairman, President and CEO or Mark A. Holmes, Senior Executive Vice President and CFO, both of Gateway Financial, +1-252-334-1511/
    (GBTS)

CO:  Gateway Financial Holdings, Inc.
ST:  North Carolina
IN:  FIN
SU: